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                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the registration statements of National Golf Properties, Inc. on Form S-8 (and related prospectus) (File No. 33-67350), Form S-8 (File No. 333-33775) and Form S-3 (File No. 333-
67403), of our reports dated February 4, 1999, except for Note 19, as to which the date is March 31, 1999 and January 29, 1999, except for Note 15, as to which the date is March 31, 1999 on our audits of the consolidated financial statements and financial statement schedule of National Golf Properties, Inc. and American Golf Corporation and Subsidiaries, respectively, as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which reports are included in this Annual Report on Form 10-K.

                                          PricewaterhouseCoopers LLP

Los Angeles, California
April 14, 1999